Exhibit 21.1
Subsidiaries of the Registrant

Jurisdiction
of
Subsidiary Name	Formation	Does Business As
Imperial Premium Finance, LLC	FL	Imperial Premium Finance of Florida
Imperial PFC Financing, LLC	IL
Imperial PFC Financing II, LLC	GA
Portfolio Servicing, LLC	FL
Sovereign Life Financing, LLC	DE
Imperial Life Financing II, LLC	GA
MXT Investments, LLC	FL
Imperial Life and Annuity Services, LLC	FL
Imperial Life Settlements, LLC	DE
Imperial Finance & Trading, LLC	FL
Washington Square Financial, LLC	GA	Imperial Structured Settlements
Haverhill Receivables, LLC	GA
Imperial SRC I, LLC	FL
Imperial SRC IV, LLC	FL
Imperial SRC V, LLC	FL
Imperial Annuities, LLC	FL
Imperial Funding V, LLC	FL
Imperial Litigation Funding, LLC	FL